Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

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October 29, 2014

Citigroup Inc.

399 Park Avenue

New York, New York 10043

Re:	Citigroup Inc.—Sale of 1,500,000 Depositary Shares,

Each Representing a 1/25th Interest in a Share of

5.800% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series N

Ladies and Gentlemen:

We have acted as special counsel to Citigroup Inc., a Delaware corporation (the “Company”), in connection with the public offering of 1,500,000 depositary shares (the “Depositary Shares”), representing an aggregate of 60,000 shares (the “Preferred Shares”) of the Company’s 5.800% Fixed Rate/Floating Rate Noncumulative Preferred Stock, Series N, par value $1.00 and $25,000 liquidation preference per share (the “Preferred Stock”). The Preferred Shares are to be deposited with Computershare Inc. and Computershare Trust Company, N.A. (“Computershare Trust”) acting jointly as depositary (collectively, the “Depositary”), pursuant to the Deposit Agreement, dated October 29, 2014 (the “Deposit Agreement”), among the Company, the Depositary, the other parties thereto and the holders from time to time of receipts issued under the Deposit Agreement to evidence the Depositary Shares. On October 22, 2014, the Company entered into an Underwriting Agreement, dated October 22, 2014 (the “Underwriting Agreement”), with Citigroup Global Markets Inc., as representative of the underwriters named therein (the “Underwriters”), relating to the sale by the Company to the Underwriters of the Depositary Shares.

Citigroup Inc.

October 29, 2014

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act (as defined below).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the registration statement on Form S-3 (File No. 333-192302) of the Company, relating to preferred stock, depositary shares and other securities of the Company, filed with the Securities and Exchange Commission (the “Commission”) on November 13, 2013 under the Securities Act of 1933 (the “Securities Act”) allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), and Post-Effective Amendment No. 1 thereto, including information deemed to be part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”), (ii) an executed copy of the Underwriting Agreement, (iii) an executed copy of the Deposit Agreement; (iv) an executed certificate evidencing the Preferred Shares registered in the name of Computershare Trust, (v) an executed Receipt registered in the name of Cede & Co., relating to the Depositary Shares (the “Receipt”); (vi) the Certificate of Designations, as filed with the Secretary of State of the State of Delaware on October 28, 2014, designating the Preferred Stock and certified by such Secretary of State; (vii) a copy of the Company’s Restated Certificate of Incorporation, as amended and in effect as of the date hereof, as certified by the Secretary of State of the State of Delaware; (viii) the By-Laws of the Company, as amended and in effect as of the date hereof, as certified by Michael J. Tarpley, Assistant Secretary of the Company (the “Assistant Secretary”); and (ix) copies of certain resolutions of the Board of Directors of the Company, adopted on January 15, 2014 and March 19, 2014 and certain resolutions of the Preferred Stock Committee thereof, adopted on October 22, 2014, as certified by the Assistant Secretary. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and that such documents constitute valid and binding obligations of such parties. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Citigroup Inc.

October 29, 2014

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) the laws of the State of New York and, to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such laws. Insofar as the opinions expressed herein relate to matters governed by laws other than those set forth in the preceding sentence, we have assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1. The Preferred Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and, when the certificates therefor in the form examined by us are duly executed and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2. The Receipt, when issued under the Deposit Agreement in accordance with the provisions of the Deposit Agreement and upon payment by the Underwriters in accordance with the Underwriting Agreement, will be legally issued and will entitle the holder thereof to the rights specified in such Receipt and in the Deposit Agreement.

The opinions stated herein are subject to the following qualifications:

(a) the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b) except to the extent expressly stated in the opinions contained herein, we do not express any opinion with respect to the effect on the opinions stated herein of (i) the compliance or non-compliance of any party to the Underwriting Agreement or the Deposit Agreement with any laws, rules or regulations applicable to such party or (ii) the legal status or legal capacity of any party to the Underwriting Agreement or the Deposit Agreement;

(c) we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to the Underwriting Agreement or the Deposit Agreement or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

Citigroup Inc.

October 29, 2014

(d) we have assumed that the certificates evidencing the Preferred Shares will be manually signed by one of the authorized officers of the transfer agent and registrar for the Preferred Stock and registered by such transfer agent and registrar; and

(e) we have assumed that the receipts evidencing the Depositary Shares will be manually signed by one of the authorized officers of the depositary, transfer agent and registrar for the Depositary Shares and registered by such depositary, transfer agent and registrar.

In addition, in rendering the foregoing opinions we have assumed that neither the execution and delivery by the Company of the Underwriting Agreement or the Deposit Agreement nor the consummation by the Company of the issuance and sale of the Preferred Shares contemplated thereby: (i) constitutes or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject, (ii) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violates or will violate any law, rule or regulation to which the Company or its property is subject.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Current Report on Form 8-K being filed on the date hereof, and incorporated by reference into the Registration Statement. We also hereby consent to the reference to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP